DENNY'S ESTABLISHES NEW $250 MILLION CREDIT FACILITY AND INCREASES SHARE REPURCHASE PROGRAM

- Expects Annualized Interest Savings of Approximately $1.3 Million -
- Authorizes Additional 10 Million Shares to be Repurchased -

SPARTANBURG, S.C., April 25, 2013 - Denny's Corporation (NASDAQ: DENN), one of America's largest full-service family restaurant chains, today announced that it has entered into a new five-year $250 million senior secured bank credit facility, comprised of a $60 million term loan and a $190 million revolving line of credit. At the time of closing there were $105 million of borrowings under the new revolving line of credit.

The refinanced facility has a reduced interest rate starting at LIBOR plus 200 basis points for the term loan and revolver compared to the prior facility which had an interest rate of LIBOR plus 275 basis points. The term loan will be amortized 5% per year in the first two years, 7.5% in the subsequent two years and 10% in the fifth year with the balance due at maturity. This translates to minimum payments of $3 million to $6 million per year, compared to its old facility which had a $19 million per year amortization requirement. In addition, the Company will have the opportunity to further reduce the interest rates on the facility by achieving lower leverage ratios which would also result in further enhancing its financial flexibility.

The refinancing is expected to result in annualized interest expense savings of approximately $1.3 million. The Company estimates that the closing of its new bank facility will result in a one-time charge to other nonoperating expense of approximately $1.2 million in the second quarter of 2013, as a result of charges for the unamortized portion of deferred financing costs related to the prior facility and portion of the fees related to the new facility.

New Share Repurchase Authorization

The Company's Board of Directors approved a new share repurchase program authorizing the repurchase of an additional 10 million shares of its Common Stock, in addition to repurchases previously authorized. Under this authorization, the Company may purchase its Common Stock from time to time in the open market or in privately negotiated transactions. The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's shares, trading volume and general market conditions

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Our new credit facility and share repurchase authorization are testaments to the tremendous progress Denny's has made over the past several years with its franchise-focused business model, resulting in a much stronger balance sheet, supported by growing profitability and free cash flow. In addition to reducing interest costs, this refinancing provides increased flexibility for the Company to continue to return cash to shareholders while also enhancing our ability to make appropriate investments in the brand to facilitate franchisee growth.”

Wells Fargo Securities, LLC, Regions Capital Markets, a division of Regions Bank, and GE Capital Markets, Inc. served as the Joint Lead Arrangers and Joint Bookrunners for the new credit facility with Wells Fargo Bank, N. A., serving as Administrative Agent and L/C Issuer, and Cadence Bank, Fifth Third Bank, and RBS Citizens, N.A. serving as Co-Documentation Agents.

The Company, as of April 24, 2013, has repurchased a total of 12.6 million shares since initiating its share repurchase program and has 2.4 million shares remaining to be purchased under its current six million share stock repurchase program announced in May 2012. As of March 27, 2013, the Company had 92,464,275 shares of common stock outstanding.

About Denny's

Denny's is the franchisor and operator of one of America's largest full-service restaurant chains, based on number of restaurants. Denny's currently has 1,688 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,590 restaurants in the United States and 98 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. As of December 26, 2012, 1,524 of Denny's restaurants were franchised and 164 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Forward Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company's strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports and other filings, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 26, 2012 (and in the Company's subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226